UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of Report: August 24, 2015

(Date of earliest event reported)

CAFEPRESS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35468	94-3342816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

6901 A Riverport Drive, Louisville, Kentucky 40258

(Address of principal executive offices, including zip code)

(502) 995-2258

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2015, CafePress Inc. and its subsidiary EZ Prints, Inc. (collectively the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with EZ Prints Holdings, Inc. (“EZ Prints”), pursuant to which the Company will sell, following satisfaction or waiver of applicable conditions to closing (including the Company’s obligation to pay up to $1,250,000 to one of the Company’s current customers), the assets of its EZ Prints, Inc. business (the “Business”), which provides, primarily, the white label production and fulfillment of photo based products.

Pursuant to the Asset Purchase Agreement, the Company expects to receive proceeds of $100,000 at closing and an additional $500,000 on or before 12/31/2018 pursuant to a promissory note executed at closing. The Asset Purchase Agreement also contains certain representations, warranties and covenants of the Company, including covenants related to the operation of the Business between signing and closing, certain indemnification obligations and certain non-solicitation and non-competition covenants.

In connection with the sale of the Business, the Company will also be entering into a transition services agreement, a license agreement whereby the Company continues to have the right to use certain software and cross fulfillment agreements whereby each party agrees to fulfill certain products for the other party. The transaction is not subject to a financing condition and does not require a vote of the Company’s stockholders. Vincent Sarrecchia, the chief executive officer of the buying entity, is currently serving as the interim CEO of the Business pursuant to a consulting agreement with the Company.

The above description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Asset Purchase Agreement, dated as of August 24, 2015, by and between CafePress Inc. and its Subsidiary EZ Prints, Inc. and EZ Prints Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 25, 2015	CafePress Inc.

	By:	/s/ Garett Jackson
Garett Jackson
Chief Financial Officer